Exhibit 99.1

Howard Hughes Confirms Receipt of Revised Unsolicited Proposal from Pershing Square

No Stockholder Action Required at this Time

THE WOODLANDS, Texas, February 18, 2025 -- Howard Hughes Holdings Inc. (NYSE: HHH) (the “Company” or “HHH”) today confirmed the Board’s receipt of a revised proposal (the “Revised Proposal”) from Pershing Square Capital Management L.P. (“Pershing Square”).

As previously announced on August 8, 2024, the Howard Hughes Board of Directors formed a Special Committee, comprised of independent directors, in response to interest expressed by Pershing Square in exploring a possible transaction. On January 13, 2025, Pershing Square submitted an unsolicited acquisition proposal (the “Initial Proposal”) to HHH.

Subsequent to submitting the Initial Proposal and prior to engaging in any substantive discussions with the Special Committee, Pershing Square submitted a new unsolicited proposal and requested a meeting with the Special Committee to discuss this proposal. The Special Committee met with Pershing Square’s representatives on February 13, 2025, to provide an audience to and ask clarifying questions of Pershing Square. At that meeting, Pershing Square presented the Revised Proposal, indicating that this proposal replaces the Initial Proposal. On February 18, 2025, Pershing Square made public the Revised Proposal at the request of the Special Committee.

To date, the Special Committee has not engaged in any negotiations with Pershing Square regarding any of its proposals, nor has it come to any determination regarding any of Pershing Square’s proposals. The Special Committee will now evaluate the Revised Proposal and determine the appropriate course of action and process. No action is required by HHH stockholders at this time.

The Revised Proposal is conditioned on, among other things, the negotiation and execution of a definitive agreement, as well as approval and recommendation of the proposal by the Special Committee and approval by the HHH Board of Directors. The Revised Proposal does not contemplate a shareholder vote on the proposed transaction.

There can be no assurance that the Company will pursue this proposed transaction or any other strategic outcome, and HHH does not intend to comment further on this matter unless and until further disclosure is determined to be appropriate or necessary.

The Revised Proposal materials are included in the Schedule 13D/A filed by Pershing Square, which is publicly available with the U.S. Securities and Exchange Commission and can be found here.

Morgan Stanley & Co. LLC is acting as financial advisor to the Special Committee, and Hogan Lovells US LLP and Richards, Layton & Finger, P.A. are acting as legal counsel.

About Howard Hughes Holdings Inc.

Howard Hughes Holdings Inc. owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including Downtown Columbia® in Maryland; The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin® in Las Vegas; Ward Village® in Honolulu, Hawaiʻi; and Teravalis™ in the Greater Phoenix, Arizona area. The Howard Hughes portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. Howard Hughes Holdings Inc. is traded on the New York Stock Exchange as HHH. For additional information visit www.howardhughes.com.

Contacts:

Media Relations
Andrew Siegel / Lyle Weston
Joele Frank
212-355-4449

Investor Relations
Eric Holcomb, 281-475-2144
Senior Vice President, Investor Relations
eric.holcomb@howardhughes.com